                                                                      Exhibit 12

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                Statements of Ratio of Earnings to Fixed Charges
                                ($ in millions)


                                                                                      Twelve Months
                                                                                    Ended December 31,
                                                                 -----------------------------------------------------

                                                                 1995         1994        1993        1992        1991
                                                                 ----         ----        ----        ----        ----
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes, Extraordinary Item and Cumulative
 Effect of Accounting Change  . . . . . . . . . . .             (643.0)      392.2        288.1       161.4    (1,205.8)

Adjustments:
  Interest during construction  . . . . . . . . . .              (20.2)         -            -           -         (3.4)
  Distributed (Undistributed) equity income . . . .               (7.9)       (0.9)        (0.1)       (0.1)       (2.4)
  Fixed charges   . . . . . . . . . . . . . . . . .            1,040.8        14.8        101.5        13.7       139.9
                                                             ---------    --------      -------    --------    --------
    Earnings Available  . . . . . . . . . . . . . .              369.7       406.1        389.5       175.0    (1,071.7)
                                                             ---------    --------      -------    --------    --------

Fixed Charges:
  Interest on long-term and short-term debt . . . .              987.2         0.7          3.1         4.9       112.4
  Other interest  . . . . . . . . . . . . . . . . .               53.6        14.1         98.4         8.8        27.6
                                                             ---------    --------      -------    --------    --------
    Total Fixed Charges before Adjustments*,**  . .            1,040.8        14.8        101.5        13.7       140.0
                                                             ---------    --------      -------    --------    --------

Adjustments:
  Gain/(Loss) on reacquired debt  . . . . . . . . .                -            -            -           -         (0.1)
                                                             ---------    --------      -------    --------    --------
    Total Fixed Charges . . . . . . . . . . . . . .            1,040.8        14.8        101.5        13.7       139.9
                                                             ---------    --------      -------    --------    --------

Ratio of Earnings Before Taxes to Fixed Charges . .             N/A(a)       27.44         3.84       12.77      N/A(a)
                                                             =========    ========      =======    ========    ========


(a) To achieve a one-to-one coverage, the Corporation would need an additional $671.1 and $1,211.6 million of earnings in 1995 and 1991, respectively.

 * This amount excludes approximately $230 million, $210 million, $204 million and $86 million of interest expenses not recorded for the twelve months ended 1994, 1993, 1992 and 1991, respectively. Includes interest expense of $982.9 including write-off of unamortized discounts on debentures recorded in 1995. Reference is made to the Statements of Consolidated Income for the twelve months ended December 31, 1995, as reported on Form 10-K and to Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.

** This amount excludes $8.6 million, $8.6 million, $8.6 million and $15.5 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994, 1993, 1992, and 1991, respectively.